EXHIBIT 10.26
2008 Executive Officer Compensation

On February 1, 2008, the Compensation Committee of the Board of Directors of Interactive Intelligence, Inc. (the “Company”) approved annual compensation arrangements, for the year beginning January 1, 2008, for the Company’s Named Executive Officers, as defined in Item 402(a)(3) of Regulation S-K of the Securities and Exchange Act of 1934, as amended. The Company’s executive officers for fiscal 2008, each of whom will also be identified as a Named Executive Officer in the Company’s 2008 Proxy Statement, are as follows:

Name	Title/Position
Donald E. Brown, M.D.	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
Stephen R. Head	Chief Financial Officer, Vice President of Finance and Administration, Secretary and Treasurer (Principal Financial Officer)
Gary R. Blough	Executive Vice President, Worldwide Sales
Pamela J. Hynes	Vice President, Customer Services
Joseph A. Staples	Senior Vice President, Worldwide Marketing

The information regarding the annual base salaries and performance bonuses and stock options for the Company’s Named Executive Officers, appearing in the Company’s Current Report on Form 8-K filed February 7, 2008, is incorporated herein by reference.

2008 Board of Director Compensation

The Compensation Committee of the Board of Directors of the Company did not modify the annual compensation arrangements from 2007, for the period beginning January 1, 2008, for the Company’s non-employee Board of Director members.  The information regarding the annual cash retainers, board and committee attendance fees and stock options for the Company’s non-employee Board of Director members, appearing in Exhibit 10.26 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, is incorporated herein by reference.